Exhibit 10.8

LICENSE AGREEMENT

THIS AGREEMENT is entered into as of the 15th day of September 2013 (the “Effective Date”), by and between Miromatrix Medical Inc., a corporation organized under the laws of the State of Delaware and having an office at 18683 Bearpath Trail, Eden Prairie, MN 55347, (“Miromatrix”), and Mayo Foundation for Medical Education and Research, a not for profit corporation with an address at 200 First Street SW, Rochester, MN 55905 (“Mayo”).

WHEREAS, Miromatrix and Mayo wish to enter a relationship whereby Mayo performs certain services for Miromatrix relating to Miromatrix decellularization/recellularization technology (the “Services”);

WHERAS, Mayo wishes to acquire certain Series A Preferred Stock (the “Stock”) from Miromatrix and Miromatrix wishes to provide such Stock to Mayo;

WHEREAS, Dr. Allan Dietz of Mayo’s Human Cellular Therapy Laboratory (the “Laboratory”) shall be Mayo’s principal provider of services for Miromatrix (the “Principal Investigator”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Scope of Work.

1.1	Mayo agrees to use its best efforts to perform the Services in accordance with the Statement of Work attached hereto as Exhibit A (the “Project”).

1.2	Mayo shall perform the Project in accordance with standards applicable to work of similar type and scope to the Project performed by those skilled in the relevant art, as well as all laws and regulations that apply to such type of work. For the avoidance of doubt, the work under this agreement will not be to GMP standards.

2.	Term. The parties shall perform their respective obligations for the Project commencing with the Effective Date of this Agreement and terminating on December 31, 2014 (the “Term”).

3.	Payment.

3.1	The Project will be funded by $200,000.00 (the “Project Cost”) in ILP funds from Mayo, as approved on October 1, 2012. The Project Cost will be allocated as described in the Budget with funds supporting efforts at both Mayo and Miromatrix.

3.2	Mayo and Miromatrix agree to conduct the Project pursuant to the budget attached hereto as Exhibit B (the “Budget”).

3.3	Mayo and Miromatrix may reasonably reallocate funds within categories of the Budget to complete the Project.

3.4	In consideration of the Project Cost, Miromatrix will deliver to Mayo a certificate representing 83,333 shares of Stock (calculated by dividing $200,000 by the $2.40/share discounted price for investments of at least $100,000).

4.	Materials Provided.

4.1	Miromatrix shall provide certain materials in order to support Mayo’s efforts associated with the Project. These materials shall consist primarily of decellularized organs (the “Materials”).

4.2	All Materials shall remain the property of Miromatrix and will be used by Mayo solely for the Project. The Materials shall be returned to Miromatrix or destroyed by Mayo, as requested by Miromatrix, at the end of the Term of this Agreement or upon early termination of this Agreement.

4.3	The Materials shall be used with prudence and appropriate caution in any experimental work. THE MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. Miromatrix agrees to defend and indemnify Mayo from any and all claims and damages in any way arising from the acquisition, use, storage or disposal of the Materials by Mayo, unless such claim is due to negligence on the part of Mayo.

4.4	No option, license, or conveyance of rights, express or implied, is granted by Miromatrix to Mayo in connection with any Materials provided under this Agreement, except the right to use the Materials strictly in accordance with the terms of this Agreement.

5.	Principal Investigator. If, for any reason, the Principal Investigator is unable to continue to serve as Principal Investigator, Mayo shall be entitled to designate another individual who is reasonably acceptable to Miromatrix to serve as Principal Investigator of the Project.

6.	Independent Contractor.

6.1	Mayo is an independent contractor of Miromatrix.

6.2	Nothing in this Agreement shall be construed to create a partnership or joint venture between Mayo and Miromatrix, nor shall either party’s employees, servants, agents or representatives be considered the employees, servants, agents or representatives of the other. Neither party shall have any express or implied right or authority to assume or create any obligation on behalf of, or in the name of, the other party; or to bind the other party to any contract, agreement or undertaking with any third party.

7.	Reports and Records.

7.1	Mayo shall provide Miromatrix with periodic progress reports on the Project, detailing, for example, work completed and results achieved.

7.2	Mayo shall provide Miromatrix with a final written report within thirty (30) days following completion of the Project or upon earlier termination of this Agreement.

7.3	Mayo shall, at mutually agreed upon times, meet with Miromatrix’ representatives to discuss Project results and reports.

8.	Intellectual Property Rights.

8.1	Ownership of inventions and/or discoveries developed under this Agreement shall follow inventorship under U.S. Patent law:

(a)	Mayo shall own all right, title and interest in and to inventions and/or discoveries whether patentable, copyrightable or otherwise developed solely by Mayo employees under this Agreement, except that Miromatrix shall retain a worldwide, irrevocable, non-exclusive, royalty-free right to use such inventions and/or discoveries developed under this Agreement for non-commercial, internal research activities. Mayo shall disclose such inventions and/or discoveries to Miromatrix in writing before the end of the Term of this Agreement.

(b)	Mayo and Miromatrix shall jointly own inventions and/or discoveries developed by employees of both parties. Miromatrix shall have a right of first offer to license Mayo’s interest in such inventions and/or discoveries in accordance with the provisions of this Section 8.

(c)	Miromatrix shall own all right, title and interest in and to inventions and/or discoveries, whether patentable, copyrightable or otherwise, developed solely by Miromatrix’ employees or agents.

8.2	During the Term of this Agreement, Mayo grants to Miromatrix an option to acquire an exclusive license to inventions and/or discoveries developed by Mayo as a result of work on the Project. Such option shall remain in effect for ninety (90) days after the date of detailed written disclosure to Miromatrix. If Miromatrix has not notified Mayo in writing of its desire to enter into license negotiations within such ninety (90) day period, Mayo shall have the right, but not the obligation, to license such rights to a third party.

8.3	Should a mutually acceptable license agreement not be executed and delivered within ninety (90) days from the date Mayo provides Miromatrix with a draft license agreement, Mayo shall have the right, but not the obligation, to license its rights to inventions and discoveries described in Section 8.1(a) and (b) to a third party on terms no less favorable in the aggregate to Mayo than those offered by Miromatrix for the same or substantially similar rights. It shall be within Mayo’s sole reasonable discretion to determine the relative favorability of different offers.

8.4	This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of either party, including any improvements thereon, that is not expressly stated in Section 8.2. All such rights, titles and interests are expressly reserved by the owner and the other party agrees that in no event will this Agreement be construed as a sale, an assignment, or an implied license of any such tangible or intangible property rights.

8.5	Mayo’s proprietary Platelet Lysate media supplement will specifically NOT be used in the work performed under this agreement and as such any developments incorporating this supplement will specifically not be subject to the option granted to Miromatrix in this agreement.

9.	Termination.

9.1	This Agreement may be terminated prior to the expiration of the Term should either party materially breach this Agreement, the non-breaching party provides the breaching party with thirty (30) days advance written notice of termination, and such breach is not remedied within such thirty (30) day period.

9.2	In the event of termination pursuant to Section 9.1 by Miromatrix, Mayo shall return to Miromatrix the Consideration paid under Section 3.4 of this Agreement and Miromatrix waives all rights and options to data, results and Mayo inventions and discoveries as granted hereunder.

9.3	In the event of termination pursuant to Section 9.1 by Mayo, Miromatrix shall reimburse Mayo for the amount of the Budget corresponding to the percent of the Budget “Specific Aims” already completed as of the date of termination.

10.	Warranty Disclaimers. MAYO SERVICES AND INVENTIONS PROVIDED OR CREATED PURSUANT TO THIS AGREEMENT ARE “AS IS”, “WITH ALL FAULTS, AND “WITH ALL DEFECTS” AND MAYO DISCLAIMS AND MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING BUT NOT LIMITED TO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, PATENTABILITY OR THAT MIROMATRIX’ USE OF THE PROJECT RESULTS WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER RIGHTS OF THIRD PARTIES.

11.	LIMIT OF LIABILITY. MIROMATRIX AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY COMPANY OR A THIRD PARTY. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF CONSIDERATION WHICH HAS ACTUALLY BEEN PAID TO MAYO BY MIROMATRIX AS OF THE DATE OF FILING AN ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO MIROMATRIX.

12.	Confidentiality. Mayo and Miromatrix have executed a Confidentiality and Non-Disclosure Agreement dated October 15, 2012 and attached as Exhibit C (the “CDA”) that is hereby incorporated by reference in this Agreement. All results relating to the Project are hereby included in the definition of Confidential Information in the CDA.

13.	Publicity. Miromatrix will not use for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of Mayo or its Affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” and the triple shield Mayo logo, or any simulation, abbreviation, or adaptation of the same, or the name of any Mayo employee or agent, without Mayo’s prior, written, express consent. Mayo may withhold such consent in Mayo’s absolute discretion. With regard to the use of Mayo’s name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following e-mail address: PublicAffairsBR@Mayo.edu at least five business days prior to the date on which a response is needed.

14.	Notice. Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

In the case of Mayo:

Tim Argo
Mayo Clinic Office of Intellectual Property
200 First Street SW
Rochester MN 55905
Telephone No: (507) 284-1839

In the case of Miromatrix:

Robert Cohen
President & CEO
Miromatrix Medical Inc.
18683 Bearpath Trail
Eden Prairie, MN 55347
Telephone No: (612) 202-7026

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota exclusive of choice of law except interpretation of patent rights.

16.	Entire Agreement. This Agreement, together with all attachments and exhibits, constitutes the entire agreement and understanding between the parties and supersedes any prior or contemporaneous negotiations, agreements, understandings, or arrangements of any nature or kind with respect to the subject matter herein. In the event of any inconsistency between this Agreement or any attachments and exhibits, the terms of this Agreement shall govern.

17.	Waiver. Neither party waives its right to enforce any and all provisions of the Agreement at any time during the Term. Either party’s failure to enforce any provision shall not prejudice such party from later enforcing or exercising the same or any other provision of the Agreement.

18.	Modifications. This Agreement may not be changed, altered, modified, amended, rescinded, canceled or waived except by a writing executed by authorized representatives of the parties.

19.	Binding Agreement on Successors. This Agreement shall be binding upon each party’s successors and assigns.

20.	Headings. Headings are for convenience of reference only, and not for interpreting the provisions of the Agreement.

21.	Counterparts. This Agreement may be executed in counterparts, and by either party on separate counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS ‘WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

MIROMATRIX MEDICAL INC.

By:	/s/ Robert Cohen

Name:	Robert Cohen
Title:	President & CEO

Date:9/29/2013

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:	/s/ Daniel Estes

Name:	Daniel D. Estes
Title:	Assistant Treasurer

Date:9/19/2013

Principal Investigator confirms that he has read and understands this Agreement and agrees to abide by its terms.

/s/ Allan B. Dietz
Allan Dietz, Ph.D.

Date:9/24/2013

EXHIBIT A
SCOPE OF WORK

Specific Aim 1: Acute transplantation to demonstrate hemocompatibility

[Goal: Demonstrate the ability to anastomose the revascularized liver graft onto the liver and maintain blood flow >50% of initial output after 30 minutes of perfusion]

1.	Isolate and determine source of porcine endothelial cells (n=4)

a.	Autologous versus Allogeneic porcine vein harvest and outgrowth

b.	Outgrowth kinetics will be determined from autologous, if outgrowth is >4 weeks then allogeneic porcine cord endothelial cells will used as defined in previous ILP award

2.	Production of revascularized liver grafts (n=12, 2 per animal)

a.	Perform vein harvest on n=6 animals if autologous model is used, and perform outgrowth

b.	Growth of allogenic endothelial cells if deemed necessary in Specific Aim 1-A

c.	Seeding of endothelial cells according to defined SOP and monitoring growth via metabolic assays (7 days) resulting in 12 transplantable grafts

3.	Acute Transplantation (n=6 animals, n=12 grafts) [+/- Heparin in graft]

a.	Perform anastomosis of the revascularized liver graft to the portal vein for 30 minutes (n=3- heparin, n=3 +heparin)

b.	In the same animal, perform partial liver resection followed by anastomosis of liver graft via the identified portal vein in the graft (n=3 -heparin, n=3 +heparin)

c.	Monitor pressure and output perfusion with a target to achieve continuous perfusion for 30 minutes

d.	Determine optimal location for long-term transplantation for Specific Aim 2

Specific Aim la: Hepatocyte Isolation and Seeding Development

[Goal: Determine the optimal hepatocyte isolation efficiencies to isolate >50 million hepatocytes and define the seeding protocol for use in Specific Aim 2 that results in >50% viable hepatocytes after 7 days in culture]

1.	Isolation and protocol development for porcine hepatocytes (n=6)

a.	Protocol development and isolation of porcine hepatocytes from resected porcine or human liver tissue (n=6)

b.	Goal of isolating 50 million viable hepatocytes

2.	Seeding isolated hepatocytes via injection versus perfusion into liver grafts (n=6)

a.	Perform n=3 direct injection (n=3) into a revascularized liver graft

b.	Perform n=3 perfusion of hepatocytes into a revascularized liver graft

c.	Measure metabolic output of liver grafts for 7 days during cell culture

d.	Perform histology, viability staining and proliferation staining on seeded grafts

e.	Perform hepatocyte metabolic activity assays on seeded grafts

3.	Finalize hepatocyte seeding protocol

a.	Based on Specific Aim 1 a-B, an optimized protocol will be drafted for use in Specific Aim 2

b.	Based on Specific Aim la-B, an optimized protocol will be drafted for use in Specific Aim 2

Specific Aim 2: 45 Day Transplantation to Demonstrate Efficacy of Revascularized Liver Graft

[Goal: Determine the ability of the revascularized liver graft to become recellularized by the native liver or the ability to be seeded with hepatocytes resulting in the detection of viable hepatocytes within the graft at 45 days]

1.	Production of transplantable liver grafts (n=20)- 14 days

a.	Production of two liver grafts per selected animal (1-implant and 1-characterization)

b.	Seeding of endothelial cells according to defined SOP and monitoring growth via monitoring metabolic activity

c.	Transplantation of one liver graft and histological analysis of the remaining graft as a control

2.	Long-term transplantation (45 day transplantation, n=10) [+ immunosuppression if allogeneic endothelial cells are use]

a.	Revascularized liver grafts (n=5)

i.	Partial liver resection followed by anastomosis of hepatic and portal vein to exposed liver surface

b.	Revascularized + Isolated Hepatocytes (n=5)

i.	Partial liver resection followed by anastomosis of hepatic and portal vein to exposed liver surface

ii.	Hepatocyte isolation and added to graft based on Specific Aim la-C

c.	Control (n=4)

i.	Partial liver resection followed without anastomosis of an liver acellular graft on adjacent lobe

3.	Post Transplant Analysis

a.	Histology 24 slides per transplant

i.	Isolation of 3 blocks per graft (proximal and distal to transplantation site) and 8 sections (4 serial-200um-4 serial)

ii.	H&E staining

iii.	Albumin staining for the characterization of hepatocytes

iv.	Ki67 staining for the characterization of hepatocyte proliferation

v.	Extra slides for endothelial or epithelial staining if needed

EXHIBIT B
BUDGET

Specific Aim	Description	Miromatrix	Mayo (Dietz)	Mayo (Nyberg/ Heimbach)	Indirects	Timeframe (Months)
1	Acute Hemocompatibility Study	$15,000	$30,000	$25,000		6
2	45 Day Long-Term Transplantation	$15,000	$25,000	$45,000		6
Total		$30,000	$55,000	$70,000	$45,000	12

EXHIBIT C
CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

[NEEDS TO BE ADDED - OLD AGREEMENT HAS EXPIRED]